Exhibit 4.14

LIMITED LIABILITY COMPANY AGREEMENT
OF
RTK ACQUISITION SUB, LLC
A Delaware Limited Liability Company

LIMITED LIABILITY COMPANY AGREEMENT
OF
RTK ACQUISITION SUB, LLC
          This LIMITED LIABILITY COMPANY AGREEMENT (the “Agreement”) of RTK Acquisition Sub, LLC (the “Company”) is effective as of May 27, 2009.
          1. Formation of Limited Liability Company. Rentech, Inc., (the “Member”), hereby forms the Company as a limited liability company pursuant to the provisions of the Delaware Limited Liability Company Act, 6 Del. C §18-101, et seq., as it may be amended or succeeded from time to time (the “Act”). The rights and obligations of the Member and the administration of the Company shall be governed by the Agreement and the Act. The Agreement shall be considered the “Limited Liability Company Agreement” of the Company. To the extent this Agreement is inconsistent in any respect with the Act, the Agreement shall control.
          2. Member. Rentech, Inc. is the sole and managing member of the Company.
          3. Purpose. The Company may engage in any and all businesses or activities in which a limited liability company may be engaged under applicable law (including, without limitation, the Act).
          4. Name. The name of the Company shall be “RTK Acquisition Sub, LLC”.
          5. Registered Agent and Principal Office. The registered office and registered agent of the Company in the State of Delaware shall be as the Member may designate from time to time. The Company may have such other offices as the Member may designate from time to time. The mailing address of the Company shall be 10877 Wilshire Boulevard, Suite 710, Los Angeles, CA 90024.
          6. Term of Company. The Company commenced on the date the Certificate of Formation (the “Certificate”) first was properly filed with the Secretary of State of the State of Delaware and shall exist in perpetuity or until its business and affairs are earlier wound up following proper dissolution.
          7. Management of Company. All decisions relating to the business, affairs, and properties of the Company shall be made by the Member. The Member may appoint directors and/or officers of the Company using any titles, and may delegate all or some decision-making duties and responsibilities to such persons. Any such directors and/or officers shall serve at the pleasure of the Member. To the extent delegated by the Member, directors and/or officers shall have the authority to act on behalf of, bind, and execute and deliver documents in the name and on behalf of the Company. In addition, unless otherwise determined by the Member, any officer(s) so appointed shall have such authority and responsibility as is generally attributable to the holders of such offices in corporations incorporated under the laws of the state of Delaware. No delegation of authority hereunder shall cause the Member to cease to be a Member.
          8. Other Activities. The Member may engage or invest in, and devote its time to, any other business venture or activity of any nature and description (independently or with others), whether or not such other activity may be deemed or construed to be in competition with the Company. The Company shall not have any right by virtue of this Agreement or the relationship created hereby in or to such other venture or activity of the Member (or to the income or proceeds derived therefrom), and the pursuit thereof, even if competitive with the business of the Company, shall not be deemed wrongful or improper.
          9. Standards of Conduct. Whenever the Member is required or permitted to make a decision, take or approve an action, or omit to do any of the foregoing, then the Member shall be entitled to consider only such interests and factors, including its own, as it desires, and shall have no duty or obligation to consider any other interests or factors whatsoever. To the extent that the Member has, at law or in equity, duties (including, without limitation, fiduciary duties) to the Company or other person bound by the terms of this Agreement, the Member acting in accordance with this Agreement shall not be liable to the Company or any such other person for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties of the Member otherwise existing at law or in equity, replace such other duties to the greatest extent permitted under applicable law.
          10. Limited Liability. Except as otherwise required by any non-waivable provision of the Act or other applicable law, the Member shall not be personally liable in any manner whatsoever for any debt, liability, or other obligation of the Company, whether such debt, liability, or other obligation arises in contract, tort, or otherwise.
          11. Contributions. The Member has contributed capital to the Company in the amounts reflected on the books and records of the Company. The Member may not be required to contribute any additional capital without such Member’s consent.
          12. Distributions. Each distribution of cash or other property by the Company shall be made 100% to the Member. Cash shall not be retained at the Company level any longer than administratively or legally necessary. Each item of income, gain, loss, deduction, credit, and other tax items of the Company shall be allocated 100% to the Member.
          13. Tax Treatment. It is intended that, for federal tax purposes, the Company be disregarded as an entity separate from the Member.

          14. Indemnification. The Company shall indemnify and hold harmless the Member to the full extent permitted by law from and against any and all losses, claims, demands, costs, damages, liabilities, expenses of any nature (including attorneys’ fees and disbursements), judgments, fines, settlements, and other amounts (collectively, “Costs”) arising from any and all claims, demands, actions, suits, or proceedings (civil, criminal, administrative, or investigative) (collectively, Actions”) in which the Member may be involved, or threatened to be involved as a party or otherwise, relating to the performance or nonperformance of any act concerning the activities of the Company. In addition, to the extent permitted by law, the Member may cause the Company to indemnify and hold harmless any managers and/or officers from and against any and all Costs arising from any or all actions arising in connection with the business of the Company or by virtue of such person’s capacity as an agent of the Company. Notwithstanding the foregoing, any and all indemnification obligations of the Company shall be satisfied only from the assets of the Company, and the Member shall have no liability or responsibility therefor.
          15. Dissolution and Winding Up. The Company shall dissolve and its business and affairs shall be wound up pursuant to a written instrument executed by the Member. In such event, after satisfying creditors, all remaining assets shall be distributed to the Member.
          16. Amendments. This Agreement may be amended or modified from time to time only by a written instrument executed by the Member.
          17. Governing Law. The validity and enforceability of this Agreement shall be governed by and construed in accordance with the laws of Delaware without regard to other principles of conflicts of law.
[signature page follows]

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement effective as of the above stated date.
MEMBER:
RENTECH, INC.

By:	/s/ Colin Morris
	Name:	Colin Morris
	Title:	Secretary

(RTK Acquisition Sub, LLC Operating Agreement)